EX-99 77.D

Effective December 31, 2016, Calvert Research and
Management ("CRM" or the "Adviser")
assumed investment advisory responsibilities from
Calvert Investment Management, Inc. for the
Calvert Capital Accumulation Fund. CRM selects securities primarily on the basis of fundamental research and consideration of the responsible investing criteria described below.
The portfolio managers utilize the information provided by, and the expertise of, the Advisers research staff in making investment decisions. In selecting securities, the portfolio managers seek companies that have sustainable earnings and cash flow, a strong and durable financial profile, secular and cyclical growth prospects, and the ability to maintain a competitive position within its industry. In addition, the portfolio managers employ a portfolio construction process that seeks to manage investment risk. This process includes the use of portfolio optimization tools
(quantitative tools that help track the portfolios fundamental characteristics such as its volatility, valuation and growth rate relative to the benchmark) and risk management techniques to assist in portfolio construction and monitoring and maintaining issuer and industry diversification among portfolio holdings. The portfolio managers may sell a security when they believe it is fully valued, the fundamentals of a company deteriorate, or to pursue alternative investment options.

Effective December 31, 2016, Calvert Research and
Management ("CRM" or the "Adviser")
assumed investment advisory responsibilities from
Calvert Investment Management, Inc. for the
Calvert International Equity Fund. The portfolio managers select securities for the Fund primarily on the basis of fundamental research, including consideration of financial and environmental, social and governance (ESG) factors consistent with the Calvert Principles for Responsible Investment. The portfolio managers seek companies which they believe have strong business franchises but whose value is not yet fully reflected in their share prices. Such companies may include companies with a high return on invested capital, companies with a sustainable competitive advantage and/or companies with shareholder-friendly management teams. In selecting securities to implement the Funds core investment approach, the portfolio managers seek companies that, in their opinion, are high in quality or improving in quality. The
Funds focus on valuation and quality companies may help dampen performance volatility in down markets. Securities may be sold if, in the opinion of the portfolio managers, the price moves above a fair level of valuation, the companys fundamentals deteriorate, or to pursue more attractive investment opportunities.

Effective December 31, 2016, Calvert Research and
Management ("CRM" or the "Adviser")
assumed investment advisory responsibilities from
Calvert Investment Management, Inc. for the
Calvert International Opportunities Fund. In managing the Fund, the portfolio managers seek to exploit inefficiencies in the small- and mid-cap market through fundamental bottom-up research, including consideration of financial and environmental, social and governance (ESG) factors consistent with the Calvert Principles for Responsible Investment. The portfolio managers employ a disciplined valuation framework in pursuit of attractive risk adjusted returns.
The portfolio managers seek companies which may be best positioned to benefit from structural growth. The portfolio managers look for companies that, in their opinion, are high in quality or improving in quality. Such companies typically are well positioned in an industry or niche benefiting from structural change, or companies with differentiated products or services that possess defendable barriers to entry, competitive advantages, and scalable businesses.
Characteristics of such companies may also include attractive earnings growth, profit margins and returns on capital which, if invested well, can lead to attractive compound rates of return through an economic cycle. The portfolio managers may also seek companies characterized as an improver or a rebounder. Such companies are typically characterized by either (i) a catalyst or identifiable positive agent of change, which are not fully reflected in the companys share price;
or (ii) a company whose price was negatively impacted by an overreaction to near-term news or the short-term focus of analysts and momentum investors. The portfolio managers seek to manage investment risk by maintaining broad issuer and industry diversification among the
Funds holdings, and by utilizing fundamental analysis of risk/return characteristics in securities selection. Securities may be sold if, in the opinion of the portfolio managers, the price moves above a fair level of valuation, the companys fundamentals deteriorate, or to pursue more attractive investment opportunities.